Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is by and between John F. North, III (the “Executive”) and Avis Budget Group, Inc., a Delaware Corporation (the “Company”).

WHEREAS, the Executive and the Company are party to that certain Letter Agreement dated August 15, 2019 (the “Severance Agreement”); and

WHEREAS, the Executive will transition from his position as Executive Vice President and Chief Financial Officer of the Company effective August 24, 2020 (the “Transition Date”) and will continue to be employed by the Company until January 1, 2021 (the “Separation Date”);

NOW, THEREFORE, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company enter into this Agreement on the following terms and conditions:

1.    Transition; Separation. The Executive will continue to be employed as Executive Vice President and Chief Financial Officer from the date hereof through the Transition Date. Following the Transition Date, the Executive will continue to be employed by the Company as an Adviser to the Chief Financial Officer through the Separation Date (unless earlier terminated by the Company for “Cause” as defined in the Severance Agreement or by the Executive). Effective as of the Transition Date, the Executive will resign (and will be deemed to have resigned without any further action by the Executive) from his position of Executive Vice President and Chief Financial Officer of the Company, and effective as of the Separation Date, the Executive will resign (and will be deemed to have resigned without any further action by the Executive) from all of the Executive’s positions with the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates). The Executive shall execute such additional documents as requested by the Company to evidence the foregoing.

2.    Accrued obligations; Survival of Rights and Obligations.

(a)    Accrued Obligations. Within ten (10) business days following the Separation Date (or such earlier time as may be required by applicable law), the Company shall pay the Executive any base salary earned but unpaid through the Separation Date, plus any unreimbursed business expenses entitled to reimbursement, all in accordance with the Company’s policies. For the avoidance of doubt, no amounts shall be paid to the Executive under the 2020 annual incentive program.

(b)    Severance. Provided that the Second Release Effective Date occurs, and subject to the Executive’s compliance with the terms and conditions of this Agreement, the Company agrees to pay to Executive, on the fifteenth (15th) day following the Second Release Effective Date, a lump-sum amount equal to $2,500,000. Payment will be made by direct deposit into the same bank account that the Executive’s salary has been paid into while he was employed with the Company.

(c)    Equity Incentive Awards. Provided that the Second Release Effective Date occurs, and subject to the Executive’s compliance with the terms and conditions of this Agreement, all outstanding unvested stock-based awards granted to the Executive that, in each case, are scheduled to vest in accordance with their original vesting schedule by the two (2)-year anniversary of the Separation Date will immediately vest in full as of the Separation Date; provided that any such awards that vest based on the achievement of specified objective performance goals will not vest in full, but will remain outstanding and become vested or be forfeited at such time(s) as provided in accordance with the terms and conditions of the applicable award agreement based on actual achievement of the performance goals applicable for purposes of vesting such awards. Any other outstanding unvested stock-based awards granted to the Executive shall be canceled as of the Separation Date. For the avoidance of doubt, solely the following outstanding stock-based awards shall be subject to vesting under this provision as set forth below:

Immediate Vesting Following Separation Date

Original Grant Date	Scheduled Vesting Date	Total RSUs
4/17/19	14,116 on 4/17/21 14,117 on 4/17/22	28,233

4/17/19	7,058 on 4/17/21 7,058 on 4/17/22	14,116

8/7/19	8/7/21	32,041

3/9/20	12,644 on 3/9/21 12,644 on 3/9/22	25,288

Awards to Remain Outstanding And Vest/Forfeit Based on Achievement of Performance

Original Grant Date	Scheduled Vesting Date	PSUs
4/17/19	4/17/22	21,174

(d)    Payments due to the Executive under this Section 2 shall be in lieu of any other severance benefits otherwise payable to the Executive under the Employment Agreement or any severance plan or policy of the Company or its affiliates.

3.    Continuation of Health Benefits and Perquisites.

(a)    Provided that the Second Release Effective Date occurs, and subject to the Executive’s compliance with the terms and conditions of this Agreement, for a period of two years following the Separation Date (the “Continuation Period”), the Executive shall be entitled to continued access to company car usage and financial planning in accordance with Company policy.

(b)    Executive shall remain eligible to continue to participate in Company-sponsored health, vision and dental plans (as they may be modified from time to time with respect to all senior executive officers) for the Continuation Period or until the Executive becomes eligible for comparable coverage under the medical plans of a subsequent employer, if earlier (the “Continuation of Health Benefits Period”). The Executive shall be required to make contributions for health plan participation during the Continuation of Health Benefits Period that are substantially equal to the contributions required of active employed executives of the Company. If Executive is not permitted to be covered under the Company’s plans for the entire Continuation of Health Benefits Period, the Company will be permitted to alter the manner in which health benefits are provided to the Executive pursuant to this Section 3; provided the after-tax cost to the Executive of such benefits shall not be greater than the cost applicable to active employed executives of the Company.

(c)    Outplacement services offered to other salaried employees who are terminated by the Company shall be made available to the Executive, upon request, for a period of up to one year following the Separation Date on a basis no less favorable than as provided to any other similarly situated executive of the Company; it being understood that any type of coaching will not be covered by this provision.

4.    No Other Compensation. The Executive acknowledges and agrees that the payments provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company and its affiliates to the Executive, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under the Employment Agreement, any alleged written or oral employment agreement, policy, plan or procedure of the Company and its affiliates and/or any alleged understanding or arrangement between the Executive and the Company.

5.    Release.

(a)    In consideration for the payment and benefits to be provided to the Executive pursuant to this Agreement, the Executive, for the Executive and for the Executive’s heirs, executors, administrators, trustees, legal representatives and assigns, forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, managers, officers, fiduciaries, attorneys, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company and its affiliates or in their individual capacities (collectively, the “Released Parties”) to the extent provided below.

(b)    Except as provided in Sections 5(d) and 5(e) below and except for the provisions of the Employment Agreement which expressly survive the termination of the Executive’s employment with the Company, the Executive knowingly and voluntarily (for himself, his heirs, executors, administrators, trustees, legal representatives and assigns) releases and forever discharges the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Agreement becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which the Executive, his spouse, or any of his heirs, executors, administrators, trustees, legal representatives or assigns, may have, (i) from the beginning of time through the date upon which the Executive signs this Agreement and/or re-executes this Agreement (as applicable), (ii) which arise out of or are connected with his employment with the Company through the date upon which the Executive signs this Agreement and/or re-executes this Agreement (as applicable), (iii) which arise out of or are connected with his separation or termination from the Company no later than the Separation Date; and/or (iv) which arise out of or connected with any agreement with any Released Parties and/or any other awards, policies, plans, programs or practices of the Released Parties that may apply to Executive or in which Executive may participate, other than as set forth in this Agreement, and, in each case, through the date upon which the Executive signs this Agreement and/or re-executes this Agreement (as applicable), including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

(c)    The Executive represents that the Executive has made no assignment or transfer of any right, Claims, demand, cause of action, or other matter covered by Section 5(b) above.

(d)    The Executive agrees that this Agreement does not waive or release any rights or Claims that the Executive may have under the Age Discrimination in Employment Act of 1967 which arise after the date the Executive executes this Agreement or re-executes it (as applicable); provided, however, that the parties have agreed that the Executive’s employment with the Company is terminating no later than the Separation Date. The Executive acknowledges and agrees that the Executive’s separation from employment with the Company is in compliance with the terms of the Employment Agreement and shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

(e)    Notwithstanding the above, the Executive further acknowledges that the Executive is not waiving and is not being required to waive any right that cannot be waived by private agreement under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding with the Equal Employment Opportunity Commission or similar state agency; provided, however, that the Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such discrimination charge or investigation or proceeding and represents and warrants that Executive is not aware of any matter that would give rise to such a charge, investigation or proceeding. Additionally, notwithstanding anything to the contrary in this Agreement, the Executive retains and is not waiving (i) any rights to which the Executive is entitled under Section 2 of this Agreement, (ii) any claim or right relating to or under the Company’s directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, the Employment Agreement or otherwise, (iii) the Executive’s rights as an equity or security holder in the Company or its affiliates, (iv) the Executive’s rights under the Company’s deferred compensation plan and/or (v) the Executive’s rights to vested benefits, including the Executive’s benefits under the Company’s 401K Plan.

(f)    In signing this Agreement, the Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. The Executive expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions. The Executive acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of this Agreement.

(g)    The Executive further agrees that in the event the Executive should bring a Claim seeking damages against the Company, or in the event the Executive should seek to recover against the Company in any Claim brought by a governmental agency on the Executive’s behalf, this Agreement shall serve as a complete defense to such Claims to the maximum extent permitted by law. The Executive further agrees that he is not aware of any pending claim of the type described in Section 5(b) above as of the execution of this Agreement.

(h)    The Executive agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company, any Released Party or the Executive of any improper or unlawful conduct.

(i)    Nothing in this Agreement or any other policies of the Company shall prohibit or restrict the Executive or his attorneys from: (x) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (y) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (z) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The parties acknowledge and agree that, in connection with the Executive’s separation from the Company, the Company has requested that he fully and truthfully disclose to the Company any violations of law or regulatory requirements, or material breaches of contract by the Company or any of the other Released Parties, about which he is aware or believes in good faith to have occurred. The Executive hereby confirms that he has disclosed all such instances (if any).

(j)    The Executive acknowledges that he may hereafter discover claims or facts in addition to or different than those which the Executive now knows or believes to exist with respect to the subject matter of the release set forth in Section 5(b) above and which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement and the Executive’s decision to enter into it.

(k)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of this Agreement after the date upon which the Executive signs this Agreement or re-executes this Agreement (as applicable).

6.    Return of Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which came into the Executive’s possession by, through or in the course of Executive’s employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the Separation Date, or any time at the Company’s request, the Executive shall return to the Company all such property of the Company.

7.    Publicity. Executive shall not issue, without consent of the Company, any press release or make any public announcement with respect to this Agreement. Following the effective date of this Agreement and regardless of any dispute that may arise in the future, the Executive agrees that he will not disparage, criticize or make statements which are negative, detrimental or injurious to the Company to any individual, company or client, including within the Company.

8.    No Assignments; Binding Effect. Except as provided in this Section 8, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company shall assign this Agreement to any successor to all or substantially all of the operations and/or assets of the Company. As used in this Agreement, the term “Company” shall mean the Company and any successor to its operations and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors and administrators (including the Executive’s estate, in the event of the Executive’s death), and their respective permitted successors and assigns.

9.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.

10.    Arbitration.

(a)    Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section VIII of the Employment Agreement for which the Company may, but shall not be required to, seek injunctive relief) shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved shall deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days’ notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b)    The decision of the arbitrator on the points in dispute shall be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(c)    Except as otherwise provided in this Agreement, the arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator shall be borne equally by each party, and each party shall bear the fees and expenses of its own attorney.

(d)    The parties agree that this Section 10 has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section 10 shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(e)    The parties shall keep confidential, and shall not disclose to any person, except to their respective counsel and as may be required by law or valid subpoena, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof, provided, however, that the Executive may also disclose such information to his immediate family.

11.    Entire Agreement; Restrictive and Other Covenants.

(a)    The Executive understands that this Agreement, all relevant plans referred to herein and the sections of the award agreements related to the equity incentive awards described in Section 2(c) (the “Award Agreements”) that survive termination, including Section 15 of such agreements, constitute the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Executive and any of the Released Parties. No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive.

(b)    Notwithstanding the foregoing, Section 15 the Award Agreements and Sections 2(d), 5, 6, 7, 9, 10, 12 and 14 of this Agreement shall survive in accordance with their terms. For the avoidance of doubt, Executive agrees to comply at all times with Section 15 of the Award Agreements, including, without limitation, the non-competition and non-solicitation covenants provided therein for a period of 24 months following the Separation Date. It is hereby acknowledged and agreed that companies whose principal business is auto insurance or auto financing; vehicle maintenance or repair; auto parts; non-mobility-related franchising; automotive retailing; or auto manufacturing will not be deemed for purposes of Section 15 of the Award Agreements to compete with the business of the Company or any of its affiliates; provided, that Executive cannot work specifically for a car rental or car sharing operation within such company. The Executive shall inform the Chief Human Resources Officer of the Company prior to commencing any employment or other service during such 24-month post-employment restrictive covenant period.

12.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered to the Company or received by electronic mail as provided below. Such notices, demands and other communications shall be addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention General Counsel, jean.sera@avisbudget.com, or to such other address as either party may specify by notice to the other actually received.

13.    Miscellaneous. This Agreement is not intended, and shall not be construed, as an admission that any of the Released Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Neither party shall be deemed to have made any admission of wrongdoing as a result of executing this Agreement.

14.    Tax Matters; Authorized or Required Deductions. The Company may withhold from any and all amounts payable to the Executive under this Agreement such federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation and any authorized or required reductions. The intent of the Parties is that payment and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.

15.    Executive Acknowledgements. The Executive acknowledges that the Executive: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider this Agreement for twenty-one (21) days; (c) fully understands the significance of all of the terms and conditions of this

Agreement and has discussed them with the Executive’s independent legal counsel, or has had a reasonable opportunity to do so; and (d) is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which the Executive would not be entitled in the absence of executing and not revoking this Agreement.

16.    Initial Consideration and Revocation Period; Effectiveness. The Executive understands that the Executive will have twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. The Executive understands that the Executive may execute this Agreement less than twenty-one (21) days from its receipt from the Company, but agrees that such execution will represent the Executive’s knowing waiver of such consideration period. The Executive may accept this Agreement by signing it and returning it to the Human Resources department, attention Ned Linnen, within such twenty-one (21) day period. After executing this Agreement, the Executive shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating the Executive’s desire to do so in writing delivered to the Human Resources department by no later than the seventh (7th) day after the date that the Executive signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day after the Executive signs this Agreement. In the event that the Executive does not accept this Agreement as set forth above, or in the event that the Executive revokes this Agreement during the Revocation Period, this Agreement shall be deemed automatically null and void.

17.    Re-Execution of Agreement. The Company’s obligations under Sections 2(b) and 2(c) and Section 3 of this Agreement are strictly contingent upon the Executive’s re-execution and non-revocation of this Agreement within twenty-one (21) days following the Separation Date. The date of the Executive’s re-execution of this Agreement is referred to herein as the “Re-Execution Date”. By re-executing this Agreement, the Executive advances to the Re-Execution Date Executive’s general waiver and release of all Claims against the Released Parties and the other covenants set forth in Section 5 of this Agreement. The Executive shall have seven (7) calendar days from the Re-Execution Date to revoke his re-execution of this Agreement by indicating the Executive’s desire to do so in writing delivered to the Human Resources department by no later than the seventh (7th) day after the Re-Execution Date. In the event of no revocation by the Executive, the date of the releases and covenants set forth in Section 5 of this Agreement shall be advanced through the Re-Execution Date on the eighth (8th) day after the Re-Execution Date (the “Second Release Effective Date”). In the event of such revocation by the Executive, the date of the releases and covenants set forth in Section 5 of this Agreement shall not be advanced, but shall remain effective up to and including the date upon which Executive originally signs this Agreement and the Company shall not be obligated to provide the consideration in Section 2(b)-(c) and Section 3 of this Agreement.

18.    Third Party Beneficiaries. The Released Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Except and to the extent set forth in the preceding sentence and as otherwise set forth in this Agreement, this Agreement is not intended for the benefit of any person other than the parties hereto, and no such other person or entity shall be deemed to be a third party-beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing, or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director, or stockholder, irrespective of any similarity between any contract, agreement, commitment, or understanding between the Company and such other employee, officer, director, or stockholder, on the one hand, and any contract, agreement, commitment, or understanding between the Company and the Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director, or stockholder, on the one hand, and the Executive, on the other hand.

19.    The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement. The Executive shall not during the period of continued employment or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive shall not make use of the Information for his own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. The Executive shall also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and shall remain the property of the Company or its affiliates.

20.    Counterpart Agreements. This Agreement may be signed in counterparts, and by facsimile or e-mail transmission, all of which shall be considered as original documents and which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the date set forth below.

AVIS BUDGET GROUP, INC.		Dated: August 12, 2020

By:	/s/ Edward P. Linnen
Name:	Edward P. Linnen
Title:	Chief Human Resources Officer

EXECUTIVE		Dated: August 12, 2020

/s/ John F. North III
Print Name: John F. North III

RE-EXECUTED (ON OR FOLLOWING THE SEPARATION DATE)		Dated: January , 2021

Print Name: John F. North, III

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